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                                                                    Exhibit 23.1

                        Consent of Independent Auditors
                        -------------------------------

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 11, 1998, with respect to the consolidated financial statements of Fountain View, Inc. for the three years ended
December 31, 1997 and the related financial statement schedules, and our report dated August 22, 1997 with respect to the consolidated financial statements of Summit Care Corporation for the three years ended June 30, 1997 included in the Registration Statement (Form S-4 No. 33-72175) and related Prospectus of Fountain View, Inc. for the registration of $7,520,000 of 11 1/4% Senior Subordinated Notes.


                                                  /s/ Ernst & Young LLP
                                                  Ernst & Young LLP
Los Angeles, California
February 9, 1999